Exhibit 99.1

FIRSTGOLD DISCLOSES NEW LITIGATION

June 25, 2009, Toronto - Firstgold Corp. (TSX: FGD, OTCBB: FGOC) (the” Company”) has stated that on June 23, 2009 Firstgold’s two primary creditors, Platinum Long Term Growth, LLC and Lakewood Group, LLC (the “Plaintiffs”) filed a lawsuit in the United States District Court for the Southern District of New York, Case No. 09CV5714 naming Firstgold and four of its officers and employees as Defendants. In the Complaint the Plaintiffs allege securities fraud, common law fraud and negligent misrepresentations relating to information provided to the Plaintiffs by the Defendants in conjunction with the purchase of $12,000,000 principal amount of Notes and Warrants to purchase shares of Firstgold’s common stock. The claims are based on alleged misrepresentations relating to grades of gold, recovery rates and processing volume existing at the Company’s Relief Canyon Mine, located near Lovelock, Nevada. The Complaint also alleges a misrepresentation as to the nature of certain previously issued warrants to purchase Firstgold common stock.

The Defendants assert that full access was provided to the Company's business and mining records including all available engineering reports prior to the purchase of Notes and Warrants and that no statements inconsistent with those records were made. The Defendants cooperated fully with the Plaintiffs in their due diligence of the Company and their assertions regarding fraud and misrepresentation are entirely without merit.  Consequently, the Defendants plan to vigorously defend this action.

Over the last 24 months Firstgold has spent $16 million developing the mine property and a processing facility at Relief Canyon, located outside Lovelock Nevada, on the site of the previously producing Pegasus Gold Mine. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp. will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp.'s Form 10-K and in Firstgold Corp.'s 10-Qs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press releases), such as "measured," "indicated," and "inferred" "resources," which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our reports filed with the SEC which may be secured from the SEC, or from their website at http://www.sec.gov/edgar.html

Website: www.FirstgoldCorp.com

Email: info@firstgoldcorp.com